EX-99.d.2

Georgeson Inc.
480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
www.georgeson.com

May 1, 2014

Delaware Investments Dividend and Income Fund, Inc.
c/o Delaware Investments
2005 Market Street
Philadelphia, PA 19103

              Re: Information Agent

This Letter of Agreement, including the Appendix attached hereto (collectively, this “Agreement”), sets forth the terms and conditions of the engagement of Georgeson Inc. (“Georgeson”) by Delaware Investments Dividend and Income Fund, Inc. (the “Fund”) to act as Information Agent in connection with the Fund’s offer to purchase shares of the Fund via tender offer (the “Offer”). The term of this Agreement shall be the term of the Offer, including any extensions thereof.

(a)	Services. Georgeson shall perform the services described in the Fees & Services Schedule attached hereto as Appendix I (such services, collectively, the “Services”).

(b)	Fees. In consideration of Georgeson’s performance of the Services, the Fund shall pay Georgeson the amounts, and pursuant to the terms, set forth on the Fees & Services Schedule attached hereto as Appendix I, together with the Expenses (as defined below). The Fund acknowledges and agrees that the Fees & Services Schedule shall be subject to a reasonable adjustment if the Fund requests Georgeson to provide services with respect to additional matters or a revised scope of work.

(c)	Expenses. In addition to the fees and charges described in paragraphs (b) and (d) hereof, Georgeson shall charge the Fund, and the Fund shall be solely responsible, for the following costs and expenses (collectively, the “Expenses”):

  costs and expenses incidental to the Offer, including without limitation the mailing or delivery of Offer materials;

  costs and expenses relating to Georgeson’s work with its agents or other parties involved in the Offer, including without limitation charges for bank threshold lists, data processing, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

Delaware Investments Dividend and Income Fund, Inc.
May 1, 2014

  costs and expenses incurred by Georgeson at the Fund’s request or for the Fund’s convenience, including without limitation for copying, printing of additional and/or supplemental material and travel by Georgeson’s personnel; and

  any other costs and expenses authorized by the Fund during the course of the Offer, including without limitation those relating to advertising (including production and posting), media relations and analytical services.

The Fund shall pay all applicable taxes incurred in connection with the delivery of the Services or Expenses.

(d)	Custodial Charges. Georgeson agrees to check, itemize and pay on the Fund’s behalf the charges of brokers and banks, with the exception of Broadridge Financial Solutions, Inc. (which will bill the Fund directly), for forwarding the Fund’s offering material to beneficial owners. The Fund shall reimburse Georgeson for such broker and bank charges in the manner described in the Fees & Services Schedule.

(e)	Compliance with Applicable Laws. The Fund and Georgeson hereby represent to one another that each shall comply with all applicable laws relating to the Offer, including, without limitation, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(f)	Indemnification; Limitation of Liability.

(i)

The Fund shall indemnify and hold harmless Georgeson, its affiliates and their respective stockholders, officers, directors, employees and agents from and against any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or in connection with the performance of the Services, including the reasonable costs and expenses of defending against any Loss or enforcing this Agreement, except to the extent such Losses shall have been determined by a court of competent jurisdiction to be a result of Georgeson’s gross negligence or willful misconduct.

(ii)

Notwithstanding anything herein to the contrary, but without limiting the Fund’s indemnification obligations set forth in clause (i) above, neither party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement, even if apprised of the possibility of such damages.

Delaware Investments Dividend and Income Fund, Inc.
May 1, 2014

(iii)

Any liability whatsoever of Georgeson, its affiliates or any of their respective stockholders, officers, directors, employees or agents hereunder or otherwise relating to or arising out of performance of the Services will be limited in the aggregate to the fees and charges paid hereunder by the Fund to Georgeson and Computershare Inc. for the Offer (but not including Expenses).

(iv) This paragraph (f) shall survive the termination of this Agreement.

(g)	Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to its principles of conflicts of laws, and shall not be modified in any way, unless pursuant to a written agreement which has been executed by each of the parties hereto. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement (including any breach hereof) shall be subject to the jurisdiction of the federal and state courts in New York County, New York and the parties hereby waive any defenses on the grounds of lack of personal jurisdiction of such courts, improper venue or forum non conveniens. The parties waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement.

(h)	Relationship. The Fund agrees and acknowledges that Georgeson shall be the primary information agent retained by the Fund in connection with the Offer.

(i)

Confidentiality. Georgeson agrees to preserve the confidentiality of (i) all material non-public information provided by the Fund or its agents for Georgeson’s use in fulfilling its obligations hereunder and (ii) any information developed by Georgeson based upon such material non-public information (collectively, “Confidential Information”). Confidential Information shall be used by Georgeson only for the purposes for which it was provided and shall be disclosed by Georgeson only to its directors, officers, employees, affiliates, agents and subcontractors who have a need to know in order to accomplish the business purpose in connection with which the Confidential Information has been provided. For purposes of this Agreement, Confidential Information shall not be deemed to include any information which (w) is or becomes generally available to the public other than as a result of a disclosure by Georgeson or any of its officers, directors, employees, agents or affiliates; (x) was available to Georgeson on a nonconfidential basis and in accordance with law prior to its disclosure to Georgeson by the Fund; (y) becomes available to Georgeson on a nonconfidential basis and in accordance with law from a person other than the Fund or any of its officers, directors, employees, agents or affiliates who is not otherwise bound by a confidentiality agreement with the Fund or is not otherwise prohibited from transmitting such information to a third party; or (z) was independently and lawfully developed by Georgeson without access to the Confidential Information. The Fund agrees that all reports, documents and other work product provided to the Fund by Georgeson pursuant to the terms of this Agreement are for the exclusive use of the Fund and its service providers and may not be disclosed to any other person or entity without the prior written consent of Georgeson. The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

Delaware Investments Dividend and Income Fund, Inc.
May 1, 2014

(j)	Entire Agreement; Appendix. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. The Appendix to this Agreement shall be deemed to be incorporated herein by reference as if fully set forth herein. This Agreement shall be binding upon all successors to the Fund (by operation of law or otherwise).

Delaware Investments Dividend and Income Fund, Inc.
May 1, 2014

If the above is acceptable, please execute and return the enclosed duplicate of this Agreement to Georgeson Inc., 480 Washington Blvd. — 26th floor, Jersey City, NJ 07310, Attention: Christopher M. Hayden.

Sincerely,

GEORGESON INC.

By:
Christopher M. Hayden

Title:	Senior Managing Director

Agreed to and accepted as of
the date first set forth above:

DELAWARE INVESTMENTS DIVIDEND AND
INCOME FUND, INC.

By:

Title:

APPENDIX

DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC.
FEES & SERVICES SCHEDULE

BASE SERVICES $6,500

  Advance review of Offer documents
  Strategic advice relating to the Offer
  Coordination of tombstone advertisement placement in newspapers (cost for advertisement dependent upon newspaper and size of advertisement)
  Dissemination of Offer documents to bank and broker community
  Communication with Broadridge, brokers, banks, and broker community during Offer period
  Creation of Investor Contact Listing upon request

ADDITIONAL SERVICES
Direct telephone communication with retail (i.e., registered and NOBO shareholders)	$6.00 per call

NOTE: The foregoing fees are exclusive of Expenses and custodial charges as described in paragraphs (c) and (d) of this Agreement. In addition, the Fund will be charged a fee of $1,000 per extension if the Offer is extended for any reason.

FEE PAYMENT INSTRUCTIONS

The Fund shall pay Georgeson as follows:

  Upon execution of this Agreement, the Fund shall pay Georgeson $6,500 which amount is in consideration of Georgeson’s commitment to represent the Fund and is non-refundable; and

  Upon completion of the Offer, the Fund shall pay Georgeson the sum of (i) any variable fees as described above under “Additional Services” which have accrued over the course of the Offer, (ii) all unreimbursed custodial charges, as described in paragraph (d) of this Agreement, and (iii) all Expenses.

Georgeson will send the Fund an invoice for each of the foregoing payments, which invoices will include written transfer instructions.